Exhibit 99.1

Hercules Announces Third Quarter 2017 Financial Results

and Declares a $0.31 per Share Quarterly Distribution

•      Company surpassed $7.0 billion milestone in Total Debt Commitments since inception

•      Completed a $125.0 million strategic venture loan portfolio acquisition from Ares Capital

•      Hercules to remain an “Internally Managed” BDC for the foreseeable future

Q3 2017 Financial Achievements and Highlights

•	Net Investment Income “NII” of $24.0 million, or $0.29 per share

•	Total Investment Income of $45.9 million

•	New Debt and Equity Commitments of $154.4 million

•	Total Gross Fundings of $146.7 million

•	Unscheduled early principal repayments “early payoffs” of $114.7 million

•	Distributable Net Operating Income “DNOI,” a non-GAAP measure, of $25.8 million, or $0.31 per share

•	14.1% GAAP Effective Yields

•	$335.6 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	Net regulatory leverage of 49.4%(1) and regulatory leverage of 66.2%

•	Total Shareholder Returns “TSR” of 4.3%, 71.7% and 104.6%, one, five and seven-year, respectively, as of September 30, 2017

•	12.1% Return on Average Equity “ROAE” (NII/Average Equity)

•	6.4% Return on Average Assets “ROAA” (NII/Average Assets)

Year-to-date ending September 30, 2017 Financial Achievements and Highlights

•	NII of $71.9 million for the nine months ending September 30, 2017, or $0.88 per share, an increase of 7.0%, compared to $67.2 million for the nine months ending September 30, 2016

•	Total Investment Income of $140.7 million

•	New Equity and Debt Commitments of $551.4 million

(1)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end.

•	Total Gross Fundings of $487.3 million

•	Unscheduled early principal repayments of $381.4 million

•	Sixteen (16) Announced or Completed Portfolio Company M&A Liquidity Events

•	~$0.19 per share, or ~$16.0 million of projected 2017 earnings spillover(2)

PALO ALTO, Calif., November 2, 2017 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the third quarter ended September 30, 2017.

The Company also announced that its Board of Directors has declared a third quarter cash distribution of $0.31 per share, that will be payable on November 20, 2017, to shareholders of record as of November 13, 2017.

Manuel A. Henriquez, founder, chairman and chief executive officer of Hercules, commented, “Our strong origination momentum continued in Q3 2017, despite this typically being our slowest period, with approximately $154 million in new commitments, bringing us to a total of over half a billion dollars in new commitments through the end of Q3 2017. In addition to our team’s strong origination activities, we also had gross fundings of more than $487 million, through the end of Q3 2017. During the quarter, we also continued to experience higher-than-expected levels of unscheduled early payoffs of approximately $115 million, $15 million higher than anticipated. Finally, our ability to identify and work with some of the most promising and innovative venture growth stage companies was evidenced by the sixteen (16) portfolio company M&A liquidity events that were announced or completed through the end Q3 2017.”

Henriquez continued, “As we turn our attention to Q4 2017, we remain well positioned to potentially achieve another record year for new commitment originations. We expect to achieve this potential new record while also completing several strategic initiatives that strengthen our competitive leadership position and enhance our capabilities, as we continue to pursue our ‘slow and steady’ portfolio growth strategy and increase shareholder value. First, we successfully closed our inaugural investment grade institutional bond offering of $150 million of 4.625% Notes, as we look to retire a portion of our 6.25% Notes, which is expected to be accretive to shareholder value as well as optimize our balance sheet and help lower our overall cost of capital. Second, we recently announced an agreement with Ares Capital to acquire their venture lending portfolio for approximately $125 million. The transaction reinforces our position as the leading and largest venture-focused BDC in the industry. In addition, the newly acquired assets are expected to be immediately accretive to Hercules’ Q4 2017 earnings by approximately $0.01 per share. Together, these events demonstrate our continuous efforts to expand our growing market leadership presence while enhancing our overall investment portfolio and strengthening our balance sheet. These activities, in conjunction with our disciplined investment approach, should allow the Company to continue to navigate an increasingly competitive market.”

(2)	Per share calculation based on weighted shares of common stock outstanding of 82.1 million, and subject to change based on Q4 2017 financial performance and any tax adjustments at 2017 year-end.

Q3 2017 Review and Operating Results

Debt Investment Portfolio

Hercules successfully extended new debt and equity commitments to seven (7) companies, five (5) new and two (2) existing companies, totaling $154.4 million, and gross fundings of $146.7 million.

During the quarter, Hercules realized unscheduled early principal repayments of $114.7 million, nearly $15.0 million higher than expected, which along with normal scheduled amortization of $21.0 million, totaling $135.7 million in total debt repayments.

Net investment loan portfolio decreased by ($9.7) million, which included origination growth of $9.8 million, despite higher than anticipated early repayments, offset by ($19.5) million of net changes attributed to conversions, liquidations and fees.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q2 2017 to Q3 2017

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 6/30/17	$1,324.0	$135.1	$42.0	$1,501.1

New fundings(a)	145.5	0.6	0.6	146.7
Warrants not related to Q3 2017 fundings	—	—	0.1	0.1
Early payoffs(b)	(114.7)	—	—	(114.7)
Principal payments received on investments	(21.0)	—	—	(21.0)
Net changes attributed to conversions, liquidations, and fees	(19.5)	(0.5)	(3.2)	(23.2)

Net activity during Q3 2017	(9.7)	135.2	(2.5)	(12.1)

Balances at Cost at 9/30/17	$1,314.3	$135.2	$39.5	$1,489.0

Balances at Value at 6/30/17	$1,287.6	$75.4	$32.5	$1,395.5

Net activity during Q3 2017	(9.7)	0.1	(2.5)	(12.1)
Net change in unrealized appreciation / (depreciation)	22.2	8.8	2.7	33.7

Net activity during Q3 2017	12.5	8.9	0.2	21.6

Balances at Value at 9/30/17	$1,300.1	$84.3	$32.7	$1,417.1

(a)	New fundings amount includes $10.0 million total new fundings associated with revolver loans during Q3 2017
(b)	Unscheduled paydowns include $6.5 million paydown on revolvers during Q3 2017

Debt Investment Portfolio Balance

(in millions)	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016
Ending Balance at Cost	$1,314.3	$1,324.0	$1,399.2	$1,384.9	$1,275.9
Weighted Average Balance	$1,300.0	$1,298.0	$1,381.0	$1,322.0	$1,236.0

As of September 30, 2017, 85.6% of the Company’s debt investments were in a “true first-lien” senior secured position.

Effective Portfolio Yield and Stable Core Portfolio Yield (“Core Yield”)

Effective Yields on our debt investment portfolio were 14.1% during Q3 2017, down from the previous quarter of 14.9%, attributed to a materially lower level of unscheduled early repayments of $114.7 million compared to $166.4 million in Q2 2017, or 31.1% lower early repayments. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early payoffs, and other one-time events. Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were at 12.6% during Q3 2017, or slightly above our 2017 expected normalized levels of 11.5% to 12.5%, mostly attributed to older lower yielding debt investments being refinanced or repaid during the quarter and replaced by above average yielding debt investments. Hercules defines Core Yield as yields that generally exclude any benefit from income related to early debt repayments attributed to the acceleration of unamortized income and prepayment fees, and includes income from expired commitments.

Income Statement

Total investment income increased slightly in Q3 2017 to $45.9 million, compared to $45.1 million in Q3 2016. The increase is primarily attributable to debt investment portfolio growth, a greater weighted average principal outstanding of the Company’s debt investment portfolio and a higher level of unscheduled early repayments.

Non-interest and fees expenses were slightly higher to $11.4 million in Q3 2017, compared to $11.2 million in Q3 2016. The slight increase was primarily attributed to new hires and variable compensation related to investment origination activities.

Interest expense and fees were $10.5 million in Q3 2017, compared to $10.1 million in Q3 2016. The increase was primarily due to the higher weighted average note balances outstanding on our 6.25% notes due 2024 and our $230.0 million 4.375% convertible notes due 2022 (“Convertible Notes”), offset by the retirement of our 7.00% Notes due 2019 (“2019 Notes”).

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.6% in Q3 2017 compared to 6.0% in Q3 2016. The decrease was primarily related to the retirement of our 2019 Notes in Q1 2017.

NII – Net Investment Income

NII for Q3 2017 increased modestly to $24.0 million compared to $23.8 million in Q3 2016; or $0.29 per share, based on higher shares of 82.5 million basic weighted average shares outstanding in Q3 2017.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q3 2017 was $25.8 million or $0.31 per share, compared to $25.2 million, or $0.34 per share, in Q3 2016. The increase in DNOI income is primarily attributable to the increase in the weighted average loan balance and an increase in unscheduled early debt repayment fees and accelerations, offset by a higher amount of stock-based compensation, compared to the prior year period.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK,” and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance Since Inception

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through September 30, 2017, (including net loan, warrant and equity activity) on investments, totaled ($29.3) million, on a GAAP basis, spanning nearly 13 years of investment activities.

When compared to cumulative total new debt investment commitments during the same period of over $7.0 billion, the total cumulative realized gain/(loss) since inception of ($29.3) million represents approximately 42 basis points “bps” or 0.42% of cumulative debt commitments, or an effective annualized loss rate of 3 bps or 0.03%.

Realized Gains/(Losses)

During Q3 2017, Hercules had net realized gain/(loss) of ($24.5) million, which included gross realized gains of $1.3 million primarily from the sale or acquisition of existing warrant and equity positions. These gains were offset by gross realized losses of ($25.8) million primarily from the liquidation or write off of various warrant and equity investments in seven (7) portfolio companies and debt investments in three (3) portfolio companies.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended September 30, 2017
(in millions)	Debt	Equity	Warrants	Total
Collateral Based Impairments	$(3.0)	$4.0	$(0.2)	$0.8
Reversals of Prior Period Collateral Based Impairments	—	—	—	—
Reversals due to Debt Payoffs & Warrant/Equity Sales	25.9	(0.2)	(2.5)	23.2

Sub-total Impairments and Reversals	22.9	3.8	(2.7)	24.0
Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	—	5.7	0.4	6.1
Level 3 Assets	(0.7)	(0.7)	5.0	3.6

Sub-total Fair Value Market/Yield Adjustments	(0.7)	5.0	5.4	9.7

Net Unrealized Appreciation/(Depreciation)*	$22.2	$8.8	$2.8	$33.7

*	Excludes unrealized depreciation from escrow receivable and taxes payable

During Q3 2017, we recorded $33.7 million of net unrealized appreciation from our debt, equity, and warrant investments. Approximately $22.2 million was attributed to net unrealized appreciation on our debt investments which was primarily related to the reversal of $25.9 million of unrealized depreciation upon payoff or liquidation or our debt investments in three portfolio companies.

Approximately $8.8 million was attributed to net unrealized appreciation on our equity investments which was primarily related to $4.0 million reduction in collateral based impairment on one portfolio company and $5.7 million of unrealized appreciation on our public equity portfolio related to portfolio company performance.

Finally, approximately $2.8 million was attributed to net unrealized appreciation on our warrant investments primarily due to $5.0 million and $411,000 of unrealized appreciation on our private and public warrant portfolio, respectively, related to portfolio company and industry performance. This unrealized appreciation was partially offset by the reversal of $2.5 million of net unrealized appreciation upon being realized as a gain or loss due to the acquisition or liquidation or our warrant investments.

Portfolio Asset Quality

As of September 30, 2017, the weighted average grade of the debt investment portfolio continued to show signs of improvement, of 2.24, on a cost basis, compared to 2.27 as of June 30, 2017, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3 rated investments.

Additionally, we may downgrade our portfolio companies, from time to time, if they are not meeting our financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in our portfolio will require additional rounds of funding from time to time to maintain their operations.

As of September 30, 2017, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q3 2017—Q3 2016 ($ in millions)

	Q3 2017		Q2 2017		Q1 2017		Q4 2016		Q3 2016
Grade 1 - High	$190.0	14.6%	$267.1	20.7%	$260.2	19.8%	$275.8	20.8%	$269.8	22.0%
Grade 2	$696.2	53.6%	$613.7	47.6%	$591.7	45.1%	$590.5	44.4%	$516.5	42.3%
Grade 3	$370.9	28.5%	$315.2	24.5%	$356.9	27.2%	$329.4	24.8%	$372.0	30.4%
Grade 4	$43.0	3.3%	$87.0	6.8%	$78.9	6.0%	$58.9	4.4%	$40.8	3.3%
Grade 5 - Low	$—	0.0%	$4.6	0.4%	$24.2	1.9%	$74.2	5.6%	$25.1	2.0%

Weighted Avg.	2.24		2.27		2.43		2.41		2.32

Non-Accruals

Non-accruals improved during the third quarter. As of September 30, 2017, the Company had five debt investments on non-accrual with a cumulative investment cost and fair value of approximately $14.0 million and $3.0 million, respectively, or 1.1% and 0.2% as a percentage of our total investment portfolio at cost and value, respectively. As of compared to June 30, 2017, the Company had seven debt investments on non-accrual with cumulative investment cost and fair value of approximately $43.6 million and $3.6 million, respectively, or 2.9% and 0.3% as a percentage of our total investment portfolio at cost and value, respectively.

	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Q3 2016
Total Investments at Cost	$1,314.3	$1,501.1	$1,525.1	$1,511.5	$1,388.2
Loans on non-accrual as a % of Total Investments at Value	0.2%	0.3%	1.3%	0.4%	0.7%
Loans on non-accrual as a % of Total Investments at Cost	1.1%	2.9%	7.0%	2.9%	3.3%

Liquidity and Capital Resources

The Company ended Q3 2017 with $335.6 million in available liquidity, including $140.6 million in unrestricted cash and cash equivalents, and $195.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During Q3 2017, Hercules sold 768,000 shares of common stock under its At-the-Market “ATM” equity distribution agreement with JMP Securities (the “Equity Distribution Agreement”), for total accumulated net proceeds of $9.4 million, all accretive to net asset value. For YTD through Q3 2017, Hercules has sold approximately 4.1 million shares of common stock for total net proceeds of approximately $56.3 million, all issuances accretive to net asset value.

Bank Facilities

As of September 30, 2017, Hercules has two committed credit facilities with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”) and Union Bank (the “Union Bank Facility”) for $120.0 million and $75.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at September 30, 2017 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25% with no LIBOR floor. There were no outstanding borrowings under either facility at September 30, 2017.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures was 66.2% and net regulatory leverage (excluding cash of approximately $140.6 million) of 49.4%, as of September 30, 2017. Hercules’ GAAP leverage ratio, including our SBA debentures, was 89.0%, as of September 30, 2017.

Hercules has an order from the Securities and Exchange Commission “SEC” granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $282.3 million to its balance sheet as of September 30, 2017, bringing the maximum potential leverage to $1.0 billion, or 122.7% (1.23:1), if it had access to such additional leverage.

Available Unfunded Commitments – Representing only 3.5% of debt investment balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of September 30, 2017, the Company had $46.3 million of available unfunded commitments at the request of portfolio companies and unencumbered by any milestones, including undrawn revolving facilities, representing 3.5% of Hercules’ debt investment balance, at cost. This decreased from the previous quarter of $57.6 million of available unfunded commitments at the request of portfolio companies or 4.4% of Hercules’ debt investment balance, at cost, as we funded available commitments.

Existing Pipeline and Signed Term Sheets

After closing $154.4 million in new commitments in Q3 2017, Hercules finished Q3 2017 with $20.0 million in signed non-binding term sheets outstanding. Since the close of Q3 2017 and as of October 30, 2017, Hercules closed debt and equity commitments of $58.9 million to new and existing portfolio companies, and funded $52.3 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of September 30, 2017, the Company’s net assets were $836.3 million, compared to $817.5 million at the end of Q2 2017, an increase of 2.3%. NAV per share increased to $10.00 on 83.6 million outstanding shares as of June 30, 2017, compared to $9.87 on 82.8 million outstanding shares as of June 30, 2017. The increase in NAV per share was primarily attributed to the unrealized appreciation on the debt investment portfolio.

High Asset Sensitivity – Expected Increase in Prime Rate Will Benefit Hercules Significantly – Will Help Drive Future Earnings Growth

We have purposely constructed a very asset sensitive debt investment portfolio and have structured our debt borrowings for any eventual increases in market rates that may occur in the near future. With 96.7% of our debt investment portfolio being priced at floating interest rates as of September 30, 2017, with a Prime or LIBOR-based interest rate floor, coupled with 100% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on our Consolidated Statement of Assets and Liabilities as of September 30, 2017, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in our debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25-bps increase in the Prime Rate to contribute approximately $2.6 million, or $0.03 per share, of net investment income annually.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
25	$2,630	$—	$2,630	$0.03
50	$5,505	$—	$5,505	$0.07
75	$8,380	$—	$8,380	$0.10
100	$11,406	$—	$11,406	$0.14
200	$24,161	$—	$24,161	$0.29
300	$37,169	$—	$37,169	$0.45

(1)	Source: Hercules Capital Form 10-Q for Q3 2017
(2)	EPS calculated on basic weighted shares outstanding of 82,496. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 55 portfolio companies with a fair value of $84.3 million and a cost basis of $135.2 million as of September 30, 2017, with one portfolio company (Solar Spectrum) representing a fair value of $12.8 million and a cost basis of $61.5 million. On a fair value basis, 19.0% or $16.0 million is related to existing public equity positions, at September 30, 2017.

Warrant Portfolio

Hercules held warrant positions in 128 portfolio companies with a fair value of $32.7 million and a cost basis of $39.5 million as of September 30, 2017.

Portfolio Company IPO, M&A and Other Activity in Q3 2017

IPO Activity

As of October 31, 2017, Hercules held warrant and equity positions in five (5) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

•	In October 2017, Hercules portfolio company, ForeScout Technologies, Inc. (NASDAQ: FSCT), completed its IPO raising nearly $117 million. Hercules currently holds 319,099 shares of Preferred Series D stock and 80,587 shares of Preferred Series E stock as of September 30, 2017.

•	In October 2017, Hercules portfolio company, Aquantia Corporation, which previously filed confidentially under the JOBS Act, filed a Form S-1 Registration with the SEC in contemplation of potential public offering.

•	Three companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity Completed or Announced and Other Pending Activity

1.	In August 2017, Hercules’ portfolio companies Cempra, Inc. (NASDAQ: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated anti-infectives for acute care and community settings to meet critical medical needs in the treatment of infectious diseases, and Melinta Therapeutics, Inc., a privately held company focused on discovering, developing, and commercializing novel antibiotics to treat serious bacterial infections, announced that the companies had entered into a definitive agreement under which Melinta will merge with a subsidiary of Cempra. The merger is expected to create a NASDAQ-listed company committed to discovering, developing, and commercializing important anti-infective therapies for patients and physicians in areas of significant unmet need. The merger is expected to close in the fourth quarter of 2017, subject to the approval of the stockholders of each company as well as other customary conditions. Hercules committed $40.0 million in venture debt financing to Cempra from 2011 to 2014. Hercules initially committed $30.0 million in venture debt financing to Melinta in December 2014 and currently holds 1,194,448 shares of Preferred Series 4 stock as of September 30, 2017.

2.	In August 2017, Hercules’ portfolio company CashStar, Inc., a leading provider of gift card commerce solutions at the forefront of mobile payments and digital gifting innovation, was acquired by Blackhawk Network, Inc., a global financial technology company and a leader in connecting brands and people through branded value solutions, for $175.0 million in cash. Hercules initially committed $8.0 million in venture debt financing in June 2013, and held warrants for 727,272 shares of Preferred Series C-2 stock as of June 30, 2017. Upon the closing of the transaction, the warrants were converted into cash and received by Hercules.

3.	In September 2017, Hercules’ portfolio company Cloud Technology Partners, Inc., a born-in-the-cloud services company with strong enterprise experience, announced that Hewlett Packard Enterprise intends to acquire the company to accelerate IT services growth as they transition from a traditional hardware business to a hybrid IT strategy. Terms of the deal were not disclosed. Hercules initially committed $14.4 million in venture debt financing in December 2016, and currently holds warrants for 113,960 shares of Preferred Series C stock as of June 30, 2017. Upon closing of the transaction, the warrants were converted into cash and received by Hercules.

4.	In September 2017, Hercules’ portfolio company Exicure, Inc., the pioneer in developing three-dimensional Spherical Nucleic Acid constructs as gene regulatory and immunotherapeutic agents, announced the closing of a $20 million private placement financing and the completion of a reverse merger transaction, with Max-1 Acquisition Corporation. Following the reverse merger transaction, Max-1 changed its name to Exicure, Inc., and will continue the historical business of Exicure.

Distributions

The Board of Directors has declared a third quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 49th consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $13.71 per share. The following shows the key dates of our third quarter 2017 distribution payment:

Record Date	November 13, 2017
Payment Date	November 20, 2017

Hercules’ Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special distribution, or fifth distribution, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended September 30, 2017, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2017 distributions to stockholders will be.

Subsequent Events

1.	As of October 30, 2017, Hercules has:

a.	Closed debt and equity commitments of $58.9 million to new and existing portfolio companies, and funded $52.3 million since the close of the third quarter.

b.	Pending commitments (signed non-binding term sheets) of $71.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – September 30, 2017 Closed Commitments(a)	$551.4
October 1, 2017 – October 30, 2017 Closed Commitments(a)	$58.9
Closed Commitments (as of October 30, 2017)(a)	$610.3
Pending Commitments (as of October 30, 2017)(b)	$71.0
Closed and Pending Commitments as of October 30, 2017	$681.3

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	The Company has decided to suspend its review of alternative investment management structures and will remain an internally managed business development company for the foreseeable future.

3.	On November 1, 2017, Hercules Capital, Inc. through a wholly owned subsidiary, Bearcub Acquisitions LLC, entered into, and consummated the transaction contemplated by, a definitive asset purchase agreement with Ares Capital Corporation to acquire select venture loan assets for approximately $125.8 million in cash.

4.	In October 2017, Hercules’ portfolio company Neothetics, Inc. (NASDAQ: NEOT) a clinical-stage specialty pharmaceutical company that has been focused on developing therapeutics for the aesthetic market, announced they have entered into a definitive agreement under which privately-held Evofem Biosciences will merge with a wholly-owned subsidiary of Neothetics in an all-stock transaction. Upon closing of the transaction, Neothetics will be renamed Evofem Biosciences, Inc. Hercules initially committed $10.0 million in venture debt financing in June 2014, and currently holds warrants for 46,838 shares of common stock as of September 30, 2017.

5.	On October 23, 2017, we issued $150.0 million in aggregate principal amount of 4.625% Notes due 2022 (the “2022 Notes”). The 2022 Notes were issued pursuant to an Indenture, dated October 23, 2017, between us and U.S. Bank, National Association, as trustee. The sale of the 2022 Notes generated net proceeds of approximately $147.9 million. Aggregate estimated offering expenses in connection with the transaction, including the underwriter’s discount of approximately $1.9 million, were approximately $2.1 million.

6.	On October 24, 2017, the Company announced a partial redemption of $75.0 million of outstanding aggregate principal amount of the 6.25% Notes due 2024 (the “2024 Notes”), and notice for such redemption has been provided. We have publicly announced its intention to redeem this portion of the 2024 Notes on November 23, 2017.

7.	Subsequent to September 30, 2017, and as of October 30, 2017, the Company sold 567,000 shares of common stock for total accumulated net proceeds of approximately $7.1 million, including $65,000 of offering expenses, under the Equity Distribution Agreement. As of October 30, 2017, approximately 10.7 million shares remain available for issuance and sale under the equity ATM program.

8.	In October 2017, Hercules announced the appointments of Brad Koenig, former Head of Global Technology Investment Banking at Goldman Sachs, and Jorge Titinger, former President and Chief Executive Officer of Silicon Graphics International Corp. Mr. Koenig will serve as an independent Class II director, effective October 25, 2017. Mr. Titinger was elected by the Company’s board of directors on October 25, 2017, which will be effective and ratified upon shareholder approval at the Company’s annual shareholder meeting on December 13, 2017. Upon shareholder approval, Mr. Titinger will serve as an independent Class I director.

9.	On October 27, 2017, the Company and Mark Harris mutually agreed that Mr. Harris would separate from the Company and end his tenure as Chief Financial Officer and Chief Accounting Officer effective November 2, 2017. Mr. Harris’ separation did not result from any disagreements with the Company regarding its operations, policies, practices or any issues regarding financial disclosures, accounting or legal matters. Effective October 31, 2017, the Board of Directors appointed David Lund, the Company’s former Chief Financial Officer, as the Company’s Interim Chief Financial Officer and Gerard R. Waldt, Jr., the Company’s current Controller, as the Company’s Interim Chief Accounting Officer.

Conference Call

Hercules has scheduled its third quarter 2017 financial results conference call for November 2, 2017 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 98019960 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 98019960.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $7.0 billion to over 390 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has three outstanding bond issuances of 6.25% Unsecured Notes due July 2024 (NYSE: HTGX), 4.375% Convertible Senior Notes due February 2022 and 4.625% Unsecured Investment Grade Notes due October 2022.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	September 30, 2017	December 31, 2016
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,374,173 and $1,475,918, respectively)	1,360,146	1,414,210
Control investments (cost of $25,788 and $22,598, respectively)	23,382	4,700
Affiliate investments (cost of $89,050 and $13,010, respectively)	33,586	5,032

Total investments in securities, at value (cost of $1,489,011 and $1,511,526, respectively)	1,417,114	1,423,942
Cash and cash equivalents	140,568	13,044
Restricted cash	7,813	8,322
Interest receivable	10,507	11,614
Other assets	6,995	7,282

Total assets	$1,582,997	$1,464,204

Liabilities
Accounts payable and accrued liabilities	$19,057	$21,463
Credit Facilities	—	5,016
2021 Asset-Backed Notes, net (principal of $65,476 and $109,205, respectively)(1)	64,860	107,972
Convertible Notes, net (principal of $230,000 and $0, respectively)(1)	223,097	—
2019 Notes, net (principal of $0 and $110,364, respectively)(1)	—	108,818
2024 Notes, net (principal of $258,510 and $252,873, respectively)(1)	251,716	245,490
Long-Term SBA Debentures, net (principal of $190,200 and $190,200, respectively)(1)	187,983	187,501

Total liabilities	$746,713	$676,260
Net assets consist of:
Common stock, par value	84	80
Capital in excess of par value	904,357	839,657
Unrealized depreciation on investments(2)	(73,388)	(89,025)
Accumulated undistributed realized gains on investments	10,674	37,603
Distributions in excess of net investment income	(5,443)	(371)

Total net assets	$836,284	$787,944

Total liabilities and net assets	$1,582,997	$1,464,204

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	83,615	79,555
Net asset value per share	$10.00	$9.90

(1)	The Company’s SBA Debentures, 2019 Notes, 2024 Notes, 2021 Asset-Backed Notes, and Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.
(2)	Amounts include $1.5 million and $1.4 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, estimated taxes payable and Citigroup warrant participation agreement liabilities.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Investment income:
Interest and PIK interest income
Interest income:
Non-control/Non-affiliate investments	$39,361	$37,783	$117,388	$110,219
Control investments	321	7	994	7
Affiliate investments	246	30	248	145

Total interest income	39,928	37,820	118,630	110,371
PIK interest income:
Non-control/Non-affiliate investments	2,364	2,124	6,661	5,668
Control investments	143	8	511	8

Total PIK interest income	2,507	2,132	7,172	5,676

Total interest and PIK interest income	42,435	39,952	125,802	116,047

Fee Income:
Commitment, facility, and loan fee income
Non-control/Non-affiliate investments	2,239	3,274	7,613	8,700
Control investments	1	1	11	1
Affiliate investments	2	—	2	—

Total commitment, facility, and loan fee income	2,242	3,275	7,626	8,701

One-time fee income:
Non-control/Non-affiliate investments	1,188	1,875	7,254	2,831

Total one-time fee income	1,188	1,875	7,254	2,831

Total fee income	3,430	5,150	14,880	11,532

Total investment income	45,865	45,102	140,682	127,579
Operating expenses:
Interest	9,185	8,717	28,046	23,306
Loan fees	1,314	1,432	5,500	3,698
General and administrative	3,548	4,114	12,362	12,095
Employee compensation:
Compensation and benefits	6,014	5,621	17,276	15,637
Stock-based compensation	1,831	1,442	5,573	5,616

Total employee compensation	7,845	7,063	22,849	21,253

Total operating expenses	21,892	21,326	68,757	60,352

Net investment income	23,973	23,776	71,925	67,227
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	(8,911)	7,870	(10,940)	3,427
Control investments	(15,543)	—	(15,989)	—

Total net realized gain (loss) on investments	(24,454)	7,870	(26,929)	3,427

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	11,320	(1,387)	45,420	(11,005)
Control investments	17,624	—	17,703	(3,421)
Affiliate investments	4,609	553	(47,486)	(1,646)

Total net unrealized depreciation on investments	33,553	(834)	15,637	(16,072)

Total net realized and unrealized loss	9,099	7,036	(11,292)	(12,645)

Net increase in net assets resulting from operations	$33,072	$30,812	$60,633	$54,582

Net investment income before investment gains and losses per common share:
Basic	$0.29	$0.32	$0.87	$0.91

Change in net assets resulting from operations per common share:
Basic	$0.40	$0.41	$0.73	$0.74

Diluted	$0.40	$0.41	$0.73	$0.74

Weighted average shares outstanding
Basic	82,496	74,122	82,073	72,685

Diluted	82,607	74,157	82,173	72,702

Distributions declared per common share:
Basic	$0.31	$0.31	$0.93	$0.93

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of Net Investment Income to DNOI	2017	2016
Net investment income	$23,973	$23,776
Stock-based compensation	1,831	1,442

DNOI	$25,804	$25,218
DNOI per share-weighted average common shares
Basic	$0.31	$0.34

Weighted average shares outstanding
Basic	82,496	74,122

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include PIK interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

September 30, 2017
Total Debt (Principal Outstanding)	$744,186
Long-term SBA Debentures	$(190,200)
Cash and cash equivalents	(140,568)

Numerator: net debt (total debt less cash and cash equivalents and SBA Debentures)	$413,418
Denominator: Total net assets	$836,284
Net Leverage Ratio	49.4%

Net leverage ratio is calculated by deducting the outstanding cash of $140.6 million and long-term SBA debentures of $190.2 million, at September 30, 2017 from total principal outstanding of $744.2 million divided by our total equity of $836.3 million, resulting in a net leverage ratio of 49.4%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.